U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Nemeth, Kathleen L.
   South 109 Neyland Avenue
   Apt. #3
   Liberty Lake, WA  99019
   USA
2. Issuer Name and Ticker or Trading Symbol
   Key Tronic Corporation
   KTCC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   June 29, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Senior Corporate Counsel

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Option (Right to Buy)   |16.25   |7/27/|J*  |4,500      |A  |**   |7/27/|Common Stock|4,500  |       |4,500       |D  |            |
                        |        |95   |    |           |   |     |05   |            |       |       |            |   |            |
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Option (Right to Buy)   |8.34    |6/18/|J*  |4,000      |A  |***  |6/18/|Common Stock|4,000  |       |4,000       |D  |            |
                        |        |96   |    |           |   |     |06   |            |       |       |            |   |            |
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Explanation of Responses:
    * Option granted pursuant to Key Tronic Corporation Executive Stock Option Plan which complies with Rule
16b-3.

   ** 50% vest 7/27/96; 50% vest
7/27/97.
  *** 50% vest 6/18/97; 50% vest
6/18/98.
SIGNATURE OF REPORTING PERSON
             /S/  Kathleen L. Nemeth
DATE
         8/8/96